Schedule A

Dated June 14, 2024

To The

Expense Limitation Agreement

Dated January 25, 2013

Between

Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date

Touchstone Active Bond Fund	A	0.83%	January 29, 2025
	C	1.56%
	Y	0.58%
	Institutional	0.50%

Touchstone Ares Credit Opportunities Fund	A	1.03%	January 29, 2025
	C	1.43%
	Y	0.83%
	Institutional	0.73%

Touchstone Dividend Equity Fund	A	0.99%	January 29, 2025
	C	1.69%
	Y	0.77%
	Institutional	0.67%
	R6	0.65%

Touchstone High Yield Fund	A	1.05%	January 29, 2025
	C	1.80%
	Y	0.80%
	Institutional	0.72%

Touchstone Impact Bond Fund	A	0.76%	January 29, 2025
	C	1.51%
	Y	0.51%
	Institutional	0.41%
	R6	0.37%

Touchstone Mid Cap Fund	A	1.21%	January 29, 2025
	C	1.96%
	Y	0.96%
	Institutional	0.89%
	Z	1.21%
	R6	0.79%

Touchstone Mid Cap Value Fund	A	1.22%
	C	1.97%	January 29, 2025
	Y	0.97%
	Institutional	0.84%

Touchstone Sands Capital International Growth Equity Fund (formerly the Touchstone International ESG Equity Fund)	A	1.17%	June 30, 2025
	C	1.95%
	Y	0.90%
	Institutional	0.86%
	R6	0.78%

Touchstone Sands Capital Select Growth Fund	A	1.13%	January 29, 2025
	C	1.74%
	Y	0.90%
	Z	1.14%
	Institutional	0.78%
	R6	0.72%

Touchstone Small Cap Fund	A	1.24%	January 29, 2025
	C	1.99%
	Y	0.99%
	Institutional	0.91%

Touchstone Small Cap Value Fund	A	1.38%	January 29, 2025
	C	2.13%
	Y	1.13%
	Institutional	0.98%

Touchstone Ultra Short Duration Fixed Income Fund	A	0.65%	January 29, 2025
	C	1.15%
	Y	0.40%
	Z	0.65%
	S	0.90%
	Institutional	0.35%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr. President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer